Exhibit (a)(5)(i)

news release

Paloma commences cash tender offer for shares of Goodrich Petroleum Corporation

For Immediate Release

Houston, TX (November 24, 2021)

Paloma Partners VI Holdings, LLC (“Paloma”) today commenced its tender offer (the “Offer”) for all of the issued and outstanding shares (the “Shares”) of Goodrich Petroleum Corporation (“Goodrich”) at a price of US$23.00 per Share, in cash.

The Offer is being made pursuant to the previously announced Agreement and Plan of Merger, dated as of November 21, 2021, between Paloma, Goodrich and Paloma’s wholly-owned subsidiary (the “Merger Agreement”), and is scheduled to expire at 12:00 A.M. midnight, New York City time on December 23, 2021 (one minute after 11:59 P.M., New York City time, on December 22, 2021).

The Offer is subject to certain conditions, including that the Shares validly tendered, in accordance with the terms of the Offer and “received” (as defined in Section 251(h)(6)(f) of the General Corporation Law of the State of Delaware (the “DGCL”)), and not validly withdrawn for purchase pursuant to the Offer represent, together with Shares owned by Paloma, represent, more than one-half (1/2) of all Shares then outstanding and other customary conditions. Contemporaneously with the execution and delivery of the Merger Agreement, certain stockholders of Goodrich the (“Supporting Stockholders”) entered into tender and support agreements with Paloma and its wholly-owned subsidiary pursuant to which each such person agreed, among other things, to tender all of the Shares beneficially owned by such person in the Offer. The Supporting Stockholders and Paloma collectively own, after giving effect to conversion of certain convertible notes, a majority of the outstanding of Shares.

If the conditions in the Merger Agreement are met, promptly following consummation of the Offer, Goodrich will be merged with and into Paloma’s wholly-owned subsidiary (the “Merger”) and any Shares not tendered into the Offer will be cancelled and converted into the right to receive the same US$23.00 price per Share paid in the Offer.

On November 21, 2021, the board of directors of Goodrich unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger (collectively, the “Transactions”), are in the best interests of, and advisable to, Goodrich and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the Transactions, including the Offer and the Merger, (iii) resolved that the Merger be effected pursuant to Section 251(h) of the Delaware General Corporation Law of the State of Delaware and (iv) resolved, subject to the terms of the Merger Agreement, to recommend that Goodrich’s stockholders tender their Shares into the Offer.

This communication is neither an offer to purchase nor a solicitation of an offer to sell any Shares or any other securities. A tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, has been filed with the United States Securities and Exchange Commission (the “SEC”) by Paloma, and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Goodrich. The offer to purchase the Shares will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to D.F. King & Co., Inc., as Information Agent for the Offer, by calling (800) 207-3158 or by email at DWSN@dfking.com.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS - In the interests of providing potential investors with information regarding Paloma, certain statements contained in this news release are forward-looking statements or information within the meaning of applicable securities legislation, collectively referred to herein as “forward-looking statements.” Forward-looking statements in this news release include, but are not limited to: the anticipated purchase price for Goodrich Shares by means of an all-cash tender offer; the anticipated expiry time of the Offer; the expectation that Goodrich stockholders tender their Shares to the Offer; and the expectation that closing conditions will be satisfied, including that at least a majority of the outstanding Goodrich Shares are validly tendered and not withdrawn for purchase pursuant to the Offer.

Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur, which may cause the company’s actual performance and financial results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward-looking statements. These assumptions, risks and uncertainties include, among other things: the easing of COVID-19 and the return to pre-existing supply and demand conditions following the ultimate recovery therefrom; volatility of, and assumptions regarding natural gas and liquids prices, including substantial or extended decline of the same and their adverse effect on the company’s operations and financial condition and the value and amount of its reserves; assumptions based upon the company’s current guidance; fluctuations in currency and interest rates; risk that Paloma may not conclude divestitures of certain assets or other transactions or receive amounts contemplated under the transaction agreements (such transactions may include third-party capital investments, farm-outs or partnerships, which Paloma may refer to from time to time as “partnerships” or “joint ventures” and the funds received in respect thereof which Paloma may refer to from time to time as “proceeds”, “deferred purchase price” and/or “carry capital”, regardless of the legal form) as a result of various conditions not being met; product supply and demand; market competition; risks inherent in the company’s and its subsidiaries’ marketing operations, including credit risks; imprecision of reserves estimates and estimates of recoverable quantities of natural gas and liquids from resource plays and other sources not currently classified as proved, probable or possible reserves or economic contingent resources, including future net revenue estimates; marketing margins; potential disruption or unexpected technical difficulties in developing new facilities; unexpected cost increases or technical difficulties in constructing or modifying processing facilities; risks associated with technology; the company’s ability to acquire or find additional reserves; hedging activities resulting in realized and unrealized losses; business interruption and casualty losses; risk of not operating all of its properties and assets; counterparty risk; risk of downgrade in credit rating and its adverse effects; liability for indemnification obligations to third parties; variability of dividends to be paid; its ability to generate sufficient cash flow from operations to meet its current and future obligations; its ability to access external sources of debt and equity capital; the timing and the costs of well and pipeline construction; the ability to secure adequate product transportation; changes in royalty, tax, environmental, climate change, greenhouse gas, carbon, accounting and other laws or regulations or the interpretations of such laws or regulations; political and economic conditions in the countries in which the company operates; terrorist threats; risks associated with existing and potential future lawsuits and regulatory actions made against the company; risk arising from price basis differential; risk arising from inability to enter into attractive hedges to protect the company’s capital program; and other risks and uncertainties described from time to time in the reports and filings made with securities regulatory authorities by Paloma. There can be no assurance that the transaction will be completed. Completion of the transaction is subject to a number of risks and uncertainties, including without limitation, that at least a majority of the outstanding Goodrich Shares have been validly tendered, in accordance with the terms of the Offer and “received” (as defined in Section 251(h)(6)(f) of the DGCL), and not withdrawn for purchase pursuant to the Offer and other customary conditions. Although Paloma believes that the expectations represented by such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the foregoing list of important factors is not exhaustive.

Furthermore, the forward-looking statements contained in this news release are made as of the date hereof and, except as required by law, Paloma undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this news release are expressly qualified by this cautionary statement.

Paloma Partners VI Holdings, LLC

Paloma Partners VI Holdings, LLC is an affiliate of Paloma Resources, LLC, a Houston-based private oil and gas company. Founded in 2004, Paloma Resources, LLC is backed by the financial strength of EnCap Investments. Further information on Paloma Partners VI Holdings, LLC is available by contacting:

Scott W. Smith

Executive Vice President, Business Development

(713) 650-8500

SOURCE: Paloma Partners VI Holdings, LLC